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                                                                    EXHIBIT 10.8

                             COMMUNITY FIRST BANK
                    MANAGEMENT INCENTIVE COMPENSATION PLAN

                                     1998
       _________________________________________________________________


I.  Statement of Purpose

The purpose of the incentive plan is to provide specified incentives for achievement of defined objectives which promote the success of CFSB Bancorp, Inc. (CFSB). One objective of the Community First Bank (CFB) incentive plan is to help CFB senior managers see their success is tied to the success of CFSB as a whole. Other objectives include improved retention, teamwork, and understanding of and commitment to corporate financials. This plan ties individual compensation to the attainment of corporate goals and overall success. Accompanying base salaries and annual merit adjustments reward individual effort and achievement.

II.  Program Policy and Procedures

A. Duration of Plan. The incentive plan, measures, and targets described herein are to apply for the period of January 1, 1998, to December 31, 1998. Prudent and justified revisions to the plan during the year are possible, and revisions for the following year are anticipated.

B. Administration. The Director of Human Resources will serve as the Program Administrator (PA). The PA is responsible for assuring the accurate, timely and equitable administration of the incentive plan.

     1.   Plan Changes.  All changes in the plan, at any time, must be reviewed
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          and approved by the PA with concurrence of the CEO and the
          Compensation Committee of the Board of Directors of Community First Bank. The Compensation Committee retains the right to change or discontinue the plan or its contents at any time as it, in its sole discretion, may deem appropriate.

     2.   Payment Approval.  The PA will verify all incentive calculations and
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          will approve the final payment form for payroll.  Incentives will not be paid without the approval of the PA and Chief Executive Officer.
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     3.   Frequency of Payment.  Payment of Plan incentives will be made
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          annually, based on performance during the previous calendar year.
          Payments will be distributed as soon as possible (approximately 90 days following year end), based upon receipt of necessary company and peer group financials and verification of incentive calculations.

     4.   Interim Performance Reports.  Each quarter an interim performance
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          report will be distributed to plan participants.  The report will contain information on the performance of CFSB relative to goals.

     5.   Payment.  The incentive payment will be in the form of a check to be
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          delivered in one of three ways:  a)  the CEO will deliver the checks to each employee, b) the head of each department will deliver checks to employees, or c) distribution will be made to individuals at a group meeting. It has been demonstrated that making a celebration of incentive delivery makes the payment more effective as a reward.


C. Performance Objectives. The plan is driven by two measures of corporate performance -- return on average assets (ROAA) and return on average equity
     (ROAE).

     1.   Peer Group Comparisons.  The Corporation's performance will be
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          compared to other publicly traded thrifts and thrift holding companies nationally with assets between $500 million and $1 billion as published by the SNL Securities Thrift Performance Report.

          Target is established as 110% of the 50th percentile of the peer group. Threshold is 95% of target; Maximum is 115% of target. If, however, the Corporation's ROAA or ROAE for the year is less than fifty (50%) percent of the previous year's ROAA or ROAE, no incentive compensation will be paid.

     2.   Incentive Opportunities.  ROAA and ROAE goals will be weighted equally
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          for purposes of awarding incentives as a factor of base salary.  To provide continuous encouragement and incentive reflective of performance, interpolation between percentage levels will be made.

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

   Participation
   Category           Threshold       Target        Maximum
    Group I              17.5%         25.0%          40.0%
    Group II             10.0%         20.0%          30.0%
    Group III             7.5%         15.0%          20.0%
    Group IV              5.0%         10.0%          15.0%


D. Eligibility. Participation in each group is based on position held within the Bank's organizational structure as follows:

     Group I    Chief Executive Officer

     Group II   Chief Lending Officer
                Chief Operating Officer

     Group III  Chief Financial Officer
                Director of Retail Banking
                Director of Human Resources
                Director of Marketing
                Director of Operations

     Group IV   Branch Administrator
                Director of Lending Operations
                Manager of Residential Lending
                Manager of Central Operations
                Manager of Consumer Lending
                Director of Corporate Services
                Manager of Data Processing

     1.   Termination of Employment.  Annual incentives will be forfeited by
          -------------------------
          termination of employment before the payment date, even if termination occurs after the end of the qualifying calendar year but prior to the actual payment date. No distinction is made based on the cause of termination, whether voluntary or involuntary. However, no forfeiture will occur if termination is due to death, disability or normal retirement (age 62 or older at time of departure).

     2.   Newly hired employees.  Any participant who is hired during the
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          calendar year will have the annual portion of the incentive pro-rated from date of hire. Pro-ration will be based upon full calendar months worked during the year.

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     3.   Probationary employees.  Any employee who is on disciplinary probation
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          will not earn incentive while on probation.  Employees who are on any form of disciplinary probation or suspension are eligible for incentive on the first day of the first full month after the probation is lifted.

     4.   Extended leave.  Any participant who is on an extended leave of
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          absence (more than 90 days) will not earn incentive for the entire period of the absence. Pro-rated incentive will be calculated on the number of full calendar months worked during the plan year.


E. Incentive Calculation. Incentives will be calculated as whole dollar amounts as a percentage of base annual salary. Changes in base salary through the plan year will result in pro-rated incentive amounts.


F. Vacation/Sick Time Calculations. Incentive pay for the month during which an employee takes vacation or sick time will not be pro-rated.


G. Benefit Calculations. For the purpose of calculating maximum contributions to the Bank's 401(k) and ESOP Plans, incentive pay from this plan will be included in gross wage figures.


H. Taxes. All federal, state and local taxes will be withheld from the incentive payment as required by law.


I. Job Changes During the Year. Incentive payment for any plan year in which an employee changes from a job in one bonus group to another, or enters a group for the first time upon promotion or hire, will be pro-rated for the year.


J. Guarantees and Right of Assignment. The receipt of a payment under this plan shall not give any employee any right to continued employment with CFB; CFB remains an "employment at will" employer and reserves the right to terminate any employee at any time, with or without cause.

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     The receipt of an incentive payment in any measurement period shall not give an employee the right to receive incentive payments in any subsequent measurement period. No right or interest of any participant in an incentive plan shall be assignable or transferable.


K. ROAA and ROAE Adjustments. The Compensation Committee of the Board of Directors reserves the right to adjust ROAA and ROAE percentages for extraordinary and unusual income or expense items. Examples (not all inclusive) are: IRS refunds, expense for post-retirement benefits, et cetera.


L. Changes in the Plan. Significant changes in job function, equipment, work input, procedures, et cetera, may require adjustment to the plan. The intent of any such adjustments is not to avoid payment of earned incentive; rather, it is to ensure continuation of equivalent and appropriate opportunity to earn incentive. Any changes in the plan will require approval by the PA, CEO and the Compensation Committee of the Board of Directors. Participants affected by such changes will be notified at least thirty (30) days prior to the effective date of the change. The Board of Directors and/or its Compensation Committee may elect to make no incentive payments to the extent that the Bank would not be profitable or well-capitalized due to such payments.

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